SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

MERCURY AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

MERCURY AIR GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 19, 2002

To the Stockholders of Mercury Air Group, Inc.:

     NOTICE IS HEREBY GIVEN that an Annual Meeting of the Stockholders (the “Meeting”) of Mercury Air Group, Inc. (“Mercury” or the “Company”) will be held on November 19, 2002 at 9:00 a.m. Pacific Standard Time at the Manhattan Beach Marriott located at 1400 Parkview Avenue, Manhattan Beach, CA 90266, for the following purposes:

1.	To elect 6 directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To approve an amendment to Article III of our Certificate of Incorporation to effect a one-for-two reverse split of our outstanding common stock.

3.	To approve an amendment to Article III of our Certificate of Incorporation to increase the number of authorized shares of our common stock from 18,000,000 to 30,000,000, and to increase the number of authorized shares of our preferred stock from 3,000,000 to 10,000,000.

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of the Company’s Common Stock at the close of business on September 19, 2002 which has been fixed as the record date for the Meeting, shall be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     Stockholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign, date and return the enclosed proxy to ensure that your shares are represented at the Meeting. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

Wayne J. Lovett Secretary

Los Angeles, California
October 23, 2002

PROXY STATEMENT
VOTING SECURITIES
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL NO. 2 Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split
PROPOSAL NO. 3 Amendment to the Certificate of Incorporation to Increase the Number of Shares of Common and Preferred Stock that the Company is Authorized to Issue.
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN THE LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES (1)
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
SECTION 16 DISCLOSURE
INFORMATION RELATING TO THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS
APPENDIX A CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF MERCURY AIR GROUP, INC.

MERCURY AIR GROUP, INC.
5456 McConnell Avenue
Los Angeles, California 90066

PROXY STATEMENT

Annual Meeting of Stockholders

November 19, 2002

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercury Air Group, Inc., a Delaware corporation (“Mercury” or the “Company”), to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) which will be held on November 19, 2002 at 9:00 a.m. Pacific Standard Time at the Manhattan Beach Marriott located at 1400 Parkview Avenue, Manhattan Beach, CA 90266 and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward proxy materials to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     Proxies duly executed and received in time for the Meeting will be voted at the Meeting in accordance with the instructions on the proxies. Unless previously revoked or unless other instructions are on the proxy, proxies will be voted at the Meeting: a) for the six director nominees named herein; b) to approve an amendment to Article III of the Company’s Certificate of Incorporation to effect a reverse split of our outstanding common stock; c) To approve an amendment to Article III of the Company’s Certificate of Incorporation to increase the number of authorized shares of the common stock and to increase the number of authorized shares of the preferred stock;; and d) as determined by the persons holding the proxies with regard to all other matters which come before the Meeting.

     The approximate date on which this Proxy Statement and accompanying proxy will first be sent or given to stockholders is October 23, 2002.

VOTING SECURITIES

     At the record date for the Meeting, the close of business on September 19, 2002 (the “Record Date”), the Company had outstanding 6,537,699 shares of common stock, par value $0.01 (“Common Stock”). Each stockholder is entitled to one vote for every share of Common Stock standing in his name as of the Record Date. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation, by executing and delivering a subsequent proxy bearing a later date, or by attending the Meeting and voting in person. The presence at the Meeting or any adjournments or postponements thereof, in person or by proxy, of the holders of record of a majority of the shares of Common Stock will constitute a quorum for the transaction of business. Stockholders who either (a) specifically abstained from voting on one or more matters by so marking their ballot or proxy card (abstentions) or (b) are nominees holding shares for beneficial owners who, although they may have voted on certain matters at the Meeting pursuant to discretionary authority or instructions from the beneficial owners, have not voted on the specific matter in question because they have not received instructions from the beneficial owners with respect to such matter and they do not have discretionary authority with respect thereto (broker non-votes) will be considered as present at the Meeting for purposes of determining whether a quorum exists with respect to all matters considered at the Meeting. Messrs. Czyzyk, Kopko and Dr. Fagan, as partners of CFK Partners, which is the beneficial owner of 31.0% of the Company’s outstanding stock, have agreed to vote for such individuals as directors, have indicated that they intend to vote for the other three director nominees named herein, and have indicated that they intend to vote in favor of the reverse stock split, and in favor of increasing the authorized shares of our common and preferred stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The Board of Directors has nominated six individuals for election to the Company’s Board of Directors. The solicited proxies may be voted to fill only the six vacancies on the Board of Directors for which nominees are named in this Proxy Statement. Each director elected will hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until the director’s earlier death, resignation or removal. All of the nominees are currently directors of the Company previously elected by the stockholders except for Sergei Kouzmine and Michael H. Janowiak.

     Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the indicated six nominees of the Board of Directors named below as directors of the Company. Should any of the nominees not remain a candidate for election on the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereunder may be voted for substitute nominees selected by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the Common Stock at the Meeting.

Information Regarding Nominees

     Listed below are the persons who have been nominated to serve as directors for the ensuing year, together with their ages and all Company positions held by them.

Name	Age	Positions

Philip J. Fagan, Jr., M.D.	58	Chairman of the Board
Joseph A. Czyzyk	55	President, Chief Executive Officer and Director
Frederick H. Kopko, Jr.	47	Director
Gary J. Feracota	42	Director
Sergei Kouzmine	39	Director
Michael J. Janowiak	39	Director

     Philip J. Fagan, Jr., M.D. has been Chairman of the Board of Directors in a non-executive capacity since July 2000 and served as a director of Mercury from September 1989 to June 2000. Dr. Fagan has been the Chief Executive Officer and President of the Emergency Department Physicians Medical Group, Inc. since its inception in 1978. Dr. Fagan has also been President of Fagan Emergency Room Medical Group since its inception in 1989. Both companies are currently located in Burbank, California. Dr. Fagan received a B.S. in Chemistry from Notre Dame and an M.D. from Tulane University of Medicine.

     Joseph A. Czyzyk has been President and a Director of Mercury since November 1994 and has served as Chief Executive Officer since December 1998. Mr. Czyzyk also served as President of Mercury Service, Inc., a discontinued division of Mercury which sold aviation fuel and provided refueling services for commercial aircrafts, from August 1985 until August 1988, and President of Mercury Air Cargo, Inc. (“Mercury Air Cargo”) from August 1988 until August 1997. Mr. Czyzyk served as an Executive Vice President of Mercury from November 1990 through November 1994. Mr. Czyzyk received a B.S. in Civil Engineering from California State University of Los Angeles and served in the U.S. Navy. Mr. Czyzyk has served the City of Los Angles as a Taxi Commissioner since 1998 and was elected President of the Board of Taxicab Commissioners in July 2002. Pursuant to his employment agreement, the Board of Directors will continue to nominate Mr Czyzyk as a candidate for election to the Board of Directors while Mr. Czyzyk remains employed by Mercury. See “Employment Agreements.”

     Frederick H. Kopko, Jr. has been a director of Mercury since October 1992. Mr. Kopko has been a partner in the law firm of McBreen & Kopko since January 1990. Mr. Kopko presently serves on the board of directors of Butler International, Inc. and Sonic Foundry, Inc. He was admitted to practice law in the State of Illinois in 1980. He attended the University of Connecticut, receiving a Bachelor of Arts degree in economics, magna cum laude. He, thereafter, received his Juris Doctorate degree from the University of Notre Dame. Mr. Kopko also attended the University of Chicago and obtained his Masters of Business Administration with High Honors.

     Gary J. Feracota has been a director of Mercury since November 2001. He is a Management Consultant serving growth companies. From June 2001 to January 2002, Mr. Feracota was President and Chief Executive Officer of Anlon Systems, consummating the sale of the Company to a private investment group. From September 1997 to June 2001, he was a Partner at Deloitte Consulting. Mr. Feracota was an Associate Partner at Andersen Consulting, where he served as a management consultant from September 1988 to September 1997. He served as Director of Marketing for Seier Technologies from May 1985 to September 1988 and as a Member of the Technical Staff for Texas Instruments from July 1982 to August 1985. Mr. Feracota received a B.S. in Energy Technology and Physics from Northern Illinois University and a M.B.A. from the University of Chicago.

     Sergei Kouzmine has been a director of Mercury since November 2001. He is currently the managing general partner of Russian Investment Solutions, a limited partnership fund designed to invest in Russian businesses while achieving long-term capital gains. He is also President of one of the first investment institutions in the Siberian region of the Russian Federation — R.I.F. or Research Investment Finance. Mr. Kouzmine previously served as principal and chairman of the board for JSC Nonolet, a computer assembling, distribution and manufacturing company in Novosibirsk, Russia with more than 300 employees. A nuclear physicist, Mr. Kouzmine earned a bachelor’s degree and a doctorate degree in Russia and earned an MBA from the University of Chicago’s Graduate School of Business, where he graduated with honors.

     Michael Janowiak has been a director of Mercury since September 2002. Mr. Janowiak has been a Principal of Professional Education and Senior Director of International Engineering since August 1985. Mr. Janowiak has 17 years experience in the information industry. He founded the publishing/research division of IEC. He has served on the Advisory Board of the Midtown Foundation since January 2001, as the Subsidiary Director of CIB Marine Bancshares , Inc. since November 2001, as Industry Advisor- Illinois Institute of Technology since January 1999, as member of the Advisory Board of Liquio Corporation since August 2002 and as member of the Advisory Boar of Idynta Systems since December 2001. Mr. Janowiak attended the University of Arizona and the Stanford University Executive Program .

Information Regarding Non-Continuing Director

     Harold T. Bowling has been a director of Mercury since August 2000. Mr. Bowling retired from Lockheed Martin in February 1997 after 43 years. He was President of Lockheed Aircraft Service Company and Lockheed Martin Aeronautics International from 1986 to 1997. Prior to that assignment, he served as Vice President of Corporate Development from 1983 to 1986. Mr. Bowling presently serves on the board of directors of Pemco Aviation Group, Inc. Mr. Bowling received a B.S. in Aeronautical Engineering from Georgia Tech and a M.B.A. from Georgia State University. He was elected to the Academy of Distinguished Engineering Alumni at Georgia Tech. Mr. Bowling is not seeking re-election to the Board of Directors.

     There were five regular scheduled meetings and one telephonic meetings of the Board of Directors of the Company held during fiscal 2002, the period from July 1, 2001 through June 30, 2002.

     The Company has a standing audit committee. On June 1, 2000, the Company adopted a written charter for the Audit Committee ( the “Audit Committee Charter “). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the year, is set forth in the “Report of the Audit Committee” included in this annual proxy statement.

     On November 7, 2001, the Board of Directors agreed to combine the Stock Option Committee, a special subcommittee of the Compensation Committee created on April 23, 1998, with the Compensation Committee. The Compensation Committee makes all decisions regarding cash and non-cash compensation (excluding standard employee benefits) paid or given to executive officers of the Company; negotiates and approves all employment agreements with executive officers; and negotiates and approves all transactions between the Company and its executive officers (whether or not the primary purpose of such transactions are compensatory). In addition, the Compensation Committee administers the Company’s non-cash employee incentive plans, including stock purchase and stock option grants. During fiscal 2001, the Compensation Committee consisted of Messrs. Bowling, Kopko, Feracota and Kouzmine and met five times. The Compensation Committee currently consists of Messrs. Bowling, Kouzmine, Kopko, Feracota and Janowiak.

     On August 22, 2000, the Board of Directors created a Board Nominating Committee. The Board Nominating Committee considers future nominees for the Corporation’s Board of Directors. The Board Nominating Committee consists of Messrs. Czyzyk, Kopko, and Dr. Fagan.

     During fiscal 2002, each member of the Board of Directors attended at least 75% of the Board meetings and committee meetings for the committees on which he served.

     In order to be elected, a nominee must receive the vote of a plurality of the votes cast by the Common Stock at the Meeting. Shares may be voted for or withheld from each nominee. Shares that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors at a meeting at which a quorum is present.

     The Mercury Board of Directors unanimously recommends that the holders of Common Stock vote for the election of all nominees.

PROPOSAL NO. 2 Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split

     On September 27, 2002, the Company’s Board of Directors adopted resolutions, subject to approval by the Company’s stockholders and the Company’s lenders, to amend the Company’s Certificate of Incorporation (the “Amendment”) to (i) effect, at any time until the date of the Company’s 2003 Annual Meeting, a reverse stock split (the “Reverse Split”) of the Company’s Common Stock, in an exchange ratio of one share of New Common Stock (“New Common Stock”) for each two issued and outstanding shares of Old Common Stock (“Old Common Stock”); (ii) to provide that no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share, and (iii) further that there be no change in the par value per share of each share of New Common Stock as a result of the Reverse Split. The Company’s Board of Directors will have the discretion to determine when to implement the Reverse Split. The form of the proposed Amendment is annexed to this Proxy Statement as Appendix A.

Vote Required

Approval of the Reverse Split proposal requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes are not affirmative votes and therefore will have the same effect as votes against the proposal. The Company’s Board of Directors has unanimously determined that the Reverse Split proposal is advisable and in the best interests of the Company and the stockholders of the Company. The Board of Directors unanimously recommends that the Company’s stockholders vote “FOR” approval of the Reverse Split Proposal.

Purpose of the Reverse Split

The principal purpose of the Reverse Split is to increase the market price of the Company’s Common Stock. Giving the Company’s Board of Directors authority to implement the Reverse Split will avoid the need to call a special meeting of, or seek consents from stockholders under time constraints to authorize a reverse split should the Board of Directors deem it desirable.

The Company believes that obtaining a higher price for its Common Stock may provide the Company with a broader market for its Common Stock and facilitate the use of the Common Stock in acquisitions and financing transactions in which the Company may engage. However, even following the Reverse Split, the market price of the Common Stock may not increase in proportion to the ratio of the Reverse Split, and may in fact decrease following the Reverse Split.

Board Discretion To Implement Reverse Split

If the Reverse Split is approved by the Company’s stockholders, the Reverse Split will be implemented only if the Company’s Board of Directors determines that the Reverse Split is in the best interests of Company and its stockholders, at any time within one year following stockholder approval. The determination by the Company’s Board to effect or to not effect the Reverse Split will be based upon certain factors, including the existing and expected marketability and liquidity of the Common Stock, the then current market price of the Common Stock, prevailing market conditions, and the Board’s determination as to the likely effect of the Reverse Split on the market price of the Common Stock. If the Reverse Split is not effected within one year following stockholder approval, the Reverse Split will not be effected without further approval by the stockholders pursuant to Section 242(c) of the Delaware General Corporation Law (the “DGCL”).

Effects of the Reverse Split on the Common Stock

The effect of a Reverse Split on the market prices for the Company’s Common Stock cannot be accurately predicted. Specifically, prices for shares of the Common Stock following the Reverse Split may not be proportionately increased by the stock split ratio. In addition, the Reverse Split may adversely affect the market price of the Common Stock, and any increase in the price per share that may occur immediately after the proposed Reverse Split may not be sustained for any prolonged period of time. As a result, if the Reverse Split does not proportionally increase the market price for the Common Stock, the market value of a Stockholder’s holdings will consequently decrease.

Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Split (other than immaterial amount as a result of the rounding up of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of the Old Common Stock immediately prior to the effective time of the Reverse Split will continue to hold 2% of the voting power of the outstanding shares of the New Common Stock after the Reverse Split. Although the Reverse Split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common and Preferred Stock will not be reduced. The Company is current authorized to issue a maximum of eighteen million (18,000,000) shares of Common Stock and three million (3,000,000) shares of Preferred Stock. This will increase the ability of the Company’s Board of Directors to issue such authorized and unissued shares without further stockholder action. For example, the Company may use authorized but unissued shares as consideration for acquisitions as part of its business strategy. The number of stockholders of record will not be affected by the Reverse Split.

If approved, the Reverse Split will result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Unless such approval is required by applicable law or regulation, the Company may issue additional authorized but unissued shares of Common Stock without the need to obtain stockholder approval. To the extent additional shares are issued in this manner, the percentage interest of the Company’s stockholders and other reserved shares affected by the Reverse Split could be significantly reduced. Although the effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an antitakeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid, the Reverse Split is not being proposed in response to any effort of which management of the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a similar plan by management. Holders of the Common Stock have no preemptive or other subscription rights.

The Company also has outstanding certain stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding stock options and warrants, the Reverse Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of the stock options and warrants.

Based on approximately 6,537,699 shares of Common Stock outstanding as of September 19, 2002, the Reverse Split will effect a 50% reduction in the number of shares of Common Stock outstanding, so that following the Reverse Split, there will be approximately 3,268,850 shares of Common Stock outstanding.

Amendment Effective Date

The Reverse Split would become effective at the time of the filing of the Amendment with the Secretary of State of the State of Delaware or at such later time as may be specified therein (the “Amendment Effective Time”). At the Amendment Effective Time, each share of Old Common Stock issued and outstanding immediately prior to the Amendment Effective Time will be, automatically and without any further action on the part of the stockholders, reclassified into 0.50 of a share of New Common Stock. For example, if a person held 120 shares of Old Common Stock prior to the Amendment Effective Time, at the Amendment Effective Time such person would hold 60 shares of New Common Stock.

New Shares Issued in Lieu of Fractional Shares

No scrip or fractional certificates will be issued as a result of the Reverse Split. Any fraction of a share that any stockholders of record otherwise would be entitled to receive shall be rounded up to the nearest whole share.

No Dissenter’s Rights

No appraisal rights are available under DGCL or under the Company’s Certificate of Incorporation, or By-Laws to any stockholder who dissents from the proposal to approve the Amendment. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Exchange Of Stock Certificates

As soon as practicable after the Amendment Effective Time, each holder of record of Old Common Stock will receive instructions for the surrender of certificate(s) representing the Old Common Stock from an exchange agent designated by the Company. The instructions will include a form of transmittal letter to be completed and returned to the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with the certificate(s) representing the Old Common Stock into which the surrendered shares have been reclassified, a stockholder will be entitled to receive a certificate representing the number of full shares of the New Common Stock. Until surrendered as contemplated herein, each certificate representing Old Common Stock shall be deemed at and after the Reverse Split to represent 0.50 of a full share of New Common Stock. Stockholders should not destroy any stock certificate and should not submit any stock certificate until requested to do so.

Certain Federal Income Tax Consequences of the Reverse Split

The following discussion summarizing certain federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement, all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss consequences which may apply to certain stockholders in light of their individual circumstances (such as persons subject to the alternative minimum tax) or to special classes of taxpayers (such as non-resident alien individuals and foreign entities, dealers in securities, insurance companies, and tax-exempt entities). This discussion also does not address any tax consequences of the Reverse Split under state, local or foreign law.

STOCKHOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM OF THE REVERSE SPLIT.

The federal income tax consequences of the Reverse Split generally should be as follows:

(a)  a stockholder generally should recognize no gain or loss on the receipt of New Common Stock solely in exchange for Old Common Stock;

(b)  a stockholder’s adjusted tax basis in shares of New Common Stock generally should be the same as such stockholder’s adjusted tax basis in the shares of Old Common Stock exchanged therefore;

(c)  a stockholder’s holding period of the New Common Stock generally should include such stockholder’s holding period of the Old Common Stock exchanged therefore; and

(d) the Company will not recognize gain or loss as a result of Reverse Split.

Miscellaneous

The Old Common Stock is currently registered under the Exchange Act and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the New Common Stock under the Exchange Act. The par value of the New Common Stock will not change as a result of the Reverse Split. Accordingly, the New Common Stock account on the Company’s Consolidated Balance Sheet will be reduced with the Additional Paid-in Capital account being credited with the amount by which the Common Stock account was reduced.

IN ACCORDANCE WITH THE DGCL, NOTWITHSTANDING STOCKHOLDER APPROVAL OF THE REVERSE SPLIT PROPOSAL, AT ANY TIME PRIOR TO THE EFFECTIVENESS OF THE REVERSE SPLIT, THE COMPANY’S BOARD MAY ABANDON THE REVERSE SPLIT PROPOSAL WITHOUT FURTHER ACTION BY THE STOCKHOLDERS.

PROPOSAL NO. 3 Amendment to the Certificate of Incorporation to Increase the Number of Shares of Common and
Preferred Stock that the Company is Authorized to Issue.

On September 27, 2002, the Company’s Board of Directors adopted resolutions, subject to approval by the Company’s stockholders and the Company’s lenders, to amend the Company’s Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 18,000,000 to 30,000,000 and to increase the aggregate number of shares of Preferred Stock that the Company is authorized to issue from 3,000,000 to 10,000,000.

If approved by the stockholders and lenders, the amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. The amendment would delete the first paragraph of Article III of the Company’s Certificate of Incorporation and replace it in its entirety as follows:

The Corporation is authorized to issue two classes of shares ,designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”), respectively. The number of shares of Common Stock authorized to be issued is 30,000,000, with a par value of $.001 per share, and the number of shares of Preferred Stock authorized to be issued is 10,000,000, with a par value of $.001 per share. Shares of Common Stock or Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

However, if our stockholders approve the proposed amendment to our Certificate of Incorporation, the Board of Directors retains discretion under Delaware law to not implement the proposed amendment. If the Board of Directors exercised such discretion, the number of authorized shares would remain at current levels.

Vote Required

Approval of this proposal to increase the number of shares of Common Stock that the Company is authorized to issue requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes are not affirmative votes and therefore will have the same effect as votes against the proposal. The Company’s Board of Directors has unanimously determined that this proposal is advisable and in the best interests of the Company and the stockholders of the Company. The Board of Directors unanimously recommends that the Company’s stockholders vote “FOR” approval of this proposal.

Purpose and Effect of the Amendment

As of September 19, 2002, the Company had approximately 6,537,699 shares of Common Stock outstanding, approximately 2,918,447 shares are reserved for future issuance under the Company’s stock incentive plans and employee stock plans, of which, currently, approximately 825,188 are covered by outstanding options, and approximately 1,132,334 shares reserved for future issuance under other outstanding options and warrants. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 6,586,332 shares remaining available for other purposes.

The Board of Directors believes that it is in the Company’s best interests to increase the number of authorized but unissued shares of Common and Preferred Stock in order to provide the Company with the flexibility to issue Common and/or Preferred Stock for a variety of corporate purposes the Board may deem advisable without further action by the Company’s stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans of the Company or of acquired companies, the declaration of future stock splits or distributions, the acquisition of other companies, and other bona fide purposes.

The Board believes that the proposed increase in authorized Common and Preferred Stock will make sufficient shares available for use pursuant to the purposes described herein. Other than as specified above and as permitted or required under the Company’s employee benefit plans and under outstanding options, warrants and other securities convertible into Common Stock, the Company’s management has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of any additional shares, unless required by applicable law or the rules of any stock exchange or quotation system on which the Common or Preferred Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board. However, if our stockholders approve the proposed amendment to our Certificate of Incorporation, the Board of Directors retains discretion under Delaware law not to implement the proposed amendment. If the Board of Directors exercised such discretion, the number of authorized shares would remain at current levels.

The additional shares of Common Stock authorized by the proposed amendment would have the same privileges as the shares of Common Stock currently authorized and issued. The additional shares of Preferred Stock authorized by the proposed amendment would have such rights and privileges as determined by the Board of Directors. Stockholders do not have preemptive rights under the Company’s Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of Common or Preferred Stock. In addition, if the Board elects to issue additional shares of Common or Preferred Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. Except for certain transactions requiring stockholder approval under the Delaware General Corporation Law, the Board may approve the issuance of authorized shares of Common or Preferred Stock at such times, to such persons and for such consideration as it determines without prior approval of or ratification by the stockholders. Shares of Preferred Stock may be issued in one or more classes or series, and with such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL.

Potential Anti-Takeover Effect

The proposed amendment to increase the number of authorized shares of Common and Preferred Stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of Mercury, it may be possible for us to endeavor to impede the attempt by issuing shares of Common or Preferred Stock, thereby diluting or impairing the voting power of the other outstanding shares of Common Stock and increasing the potential costs to acquire control of Mercury. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This proposal to increase the authorized Common and Preferred Stock has been prompted by business and financial considerations.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of September 19, 2002, with respect to the ownership of the Company’s Common Stock by: (a) each director of the Company; (b) each officer named in the Summary Compensation Table; c) the directors and executive officers of the Company, as a group; and (d) all persons known to the Company to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock. As of September 19, 2002, there were 6,537,699 shares of Common Stock outstanding.

     The stock ownership information includes current shareholdings and shares with respect to which the named individual has the right to acquire beneficial ownership under options exercisable or other securities convertible within 60 days.

Name and Address (1)	Shares of Common		Percent

Joseph A. Czyzyk	2,262,025	(2)	31.0%

William L. Silva	199,062	(3)	3%

Wayne J. Lovett	62,296	(4)	*

John Enticknap	62,500	(5)	*

Philip J. Fagan, Jr., M.D. 1130 West Olive Avenue Burbank, CA 91506	2,262,025	(6)	31.0%

Frederick H. Kopko, Jr. 20 North Wacker Drive, Suite 2520 Chicago, IL 60606	2,262,025	(7)	31.0%

Gary Feracota 904 Williams St River Forest, Ill 60305	20,000	(8)	*

Sergei Kouzmine 820 Davis Street Evanston, Ill 60201	17,000	(9)	*

Harold T. Bowling 3335 Dona Rosa Drive Studio City, CA 91604	25,000	(10)	*

Michael H. Janowiak 549 West Randolph, #600 Chicago, Ill 60661	0		*

CFK Partners	2,262,025	(11)	31.0%

Fifth Third Bank Fifth Third Center Cincinnati, OH 45263	356,500	(12)	5.4%

J. H. Whitney Mezzanine Fund, L.L.P. 177 Broad Street Stamford, CT 06901	503,126	(13)	7.6%

All directors and executive officers as a group (10 persons)	2,647,883	(14)	35.7%

*	Less than one percent.

(1)	Unless otherwise indicated in the table, the address for each of the individuals named in the table is 5456 McConnell Avenue, Los Angeles, California 90066.

(2)	Mr. Czyzyk owns 844,581 shares, which includes 764 shares held by Mr. Czyzyk, as custodian for his children and 4,262 shares held by Mr. Czyzyk’s wife as custodian for their children, as to which Mr. Czyzyk disclaims beneficial ownership. Table also includes 281,460 shares issuable upon exercise of options exercisable within 60 days from the date hereof . All of Mr. Czyzyk’s shares and options are held by CFK Partners. In addition, CFK Partners holds a proxy to vote all shares owned by Mr. Czyzyk. Table lists all shares and options held by CFK Partners (see note 11 below).

(3)	Includes 47,812 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(4)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof and 400 shares held by Mr. Lovett and his wife.

(5)	Includes 32,500 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(6)	Dr. Fagan owns 91,000 shares and an additional 246,125 shares issuable upon exercise of options exercisable within 60 days from the date hereof. All of Dr. Fagan’s shares and options are held by CFK Partners. In addition, CFK Partners holds a proxy to vote all shares owned by Dr. Fagan. Table lists all shares and options held by CFK Partners (see note 11 below).

(7)	Mr. Kopko owns 182,625 shares issuable upon exercise of options exercisable within 60 days from the date hereof, all of which are held by CFK Partners. Table lists all shares and options held by CFK Partners (see note 11 below).

(8)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(9)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(10)	Includes 25,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(11)	Consists of (i) 616,234 Shares beneficially owned, (ii) 91,000 shares and an additional 246,125 shares issuable upon exercise of options owned by Dr. Philip J. Fagan, (iii) 182,625 shares issuable upon exercise of options owned by Mr. Frederick H. Kopko, Jr., (iv) 844,581 shares owned by Mr. Czyzyk, which include 764 shares held by Mr. Czyzyk as custodian for his children, and 4262 shares held by Mr. Czyzyk’s wife as custodian for their children and (v) 281,460 shares issuable upon exercise of options owned by Mr. Czyzyk (collectively, the “Shares”). On July 27, 2000, Philip J. Fagan, M.D., Frederick H. Kopko, Jr. and Joseph A. Czyzyk (collectively, the “Partners”) formed CFK Partners f/k/a FK Partners, an Illinois general partnership (“CFK Partners”). CFK Partners holds all Shares beneficially owned by the Partners. Pursuant to Section 7 of the Partnership Agreement of CFK Partners, the Partners have agreed that the Shares shall be voted for Mr. Czyzyk, Dr. Fagan, and Mr. Kopko, or as designated by Mr. Czyzyk, Dr. Fagan and Mr. Kopko, respectively. Pursuant to the Partnership Agreement, the Partners agreed to elect Dr. Fagan as the Chairman of the Board of Directors of the Mercury and to enact a change to the Mercurys’ bylaws to make the Chairman of the Board’s position a non-executive officer position. On August 7, 2000, CFK Partners f/k/a FK Partners, Dr. Fagan and Messrs. Kopko and Czyzyk filed a Form 13D with the Securities and Exchange Commission with respect to the Shares owned by them. Reference is made to that Form 13D for a complete description of the terms and conditions, including voting terms and conditions, upon which the Shares are being held.

(12)	Based on publicly available information reported on March 27, 2002, Fifth Third Bank (“Fifth Third”) and its parent company, Fifth Third Bancorp, are beneficial owners of 356,500.

(13)	Based on publicly available information reported September 10, 1999, J.H. Whitney Mezzanine Fund, L.L.P., (“J. H. Whitney”) is the beneficial owner of 503,126 shares which consist of 503,126 shares issuable upon exercise of warrants exercisable within 60 days from the date hereof.

(14)	Includes 875,522 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

Executive Officers

     Set forth in the table below are the names, ages and positions held by all executive officers of the Company during fiscal year 2002.

Name	Age	Positions

Joseph A. Czyzyk	55	President, Chief Executive Officer, and Director

Randolph E. Ajer	49	Executive Vice President, Chief Financial Officer, and Treasurer

William L. Silva	52	Executive Vice President and President of Maytag Aircraft Corporation (“Maytag”)

John L. Enticknap	58	Executive Vice President and Chief Operating Officer of Mercury Air Centers, Inc.

Wayne J. Lovett	54	Executive Vice President , Secretary and General Counsel

     Executive officers of the Company are elected and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers other than Mr. Czyzyk, who is also a director and whose business experiences are described above under the caption “Information Regarding Nominees.”

     Randolph E. Ajer served as Chief Financial Officer of Mercury from 1987 until February 2002 and Treasurer from May 1985 until February 2002. Mr. Ajer served as Secretary of Mercury from May 1985 until May 1999. He served as a director of Mercury from September 1989 until December 1990. Mr. Ajer was appointed an Executive Vice President of Mercury in November 1990. Mr. Ajer received a B.S. in Accounting from the California State University of Northridge.

     William L. Silva has been an Executive Vice President of Mercury since August 1993. He has been President and Chief Operating Officer of Maytag Aircraft Corporation since March 2000. He also served as Executive Vice President of Maytag Aircraft Corporation from August 1993 through February 2000, Vice President from November 1987 through July 1993, and Director of Operations from October 1982 through 1987. Mr. Silva received a B.A. in Geology from the University of New Mexico. He is a retired U.S. Navy Commander.

     John L. Enticknap has been Executive Vice President of Mercury since December 2000. He has served as Chief Operating Officer of Mercury Air Centers, Inc. since November 1999. He served as Eastern Regional Manager from November 1998 to November 1999, Director of Business Development from April 1995 to November 1999 and as General Manager at the Mercury Air Center at DeKalb Peachtree Airport (PDK) from August 1996 to February 1999.

     He received a B.S. in Industrial Management from Northeastern University in Boston, MA and attended graduate school at the University of Pittsburgh. He holds an airline transport pilots certificate with Asmel and helicopter ratings.

     Wayne J. Lovett has been Executive Vice President of Mercury since May 2001 and has served as Corporate Secretary since June 1999. Mr. Lovett has been General Counsel since October 1997. Prior to joining Mercury he was the presiding Judge of the Lakeway, Texas Municipal Court and was previously Corporate Counsel and Secretary of Communications Transmission, Inc. (now Broadwing). He received a B.S. in Management from Northeastern University in Boston, MA and his Juris Doctorate, from South Texas College of Law in Houston.

Executive Compensation

     The following table sets forth the cash compensation paid or accrued by the Company to the Chief Executive Officer, to the Company’s most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 2002 and each of whose total annual salary and bonus exceed $100,000, and to the Company’s former Executive Vice President, who separated from Mercury in February 2002 (collectively, the “named executive officers”):

SUMMARY COMPENSATION TABLE

				Long-Term Compensation

				Awards	Payouts

		Annual Compensation		Securities	Long-Term
	Fiscal			Underlying	Compensation	All Other
Name and Principal Position	Year(1)	Salary(2)($)	Bonus($)	Options(#)	Payouts ($)	Compensation($)

Joseph A. Czyzyk	2002	670,000	235,250	250,000	-0-	980	(3)
President /CEO	2001	548,646	221,000	-0-	-0-	980
	2000	278,694	150,000	-0-	-0-	980

Randolph E. Ajer (4)	2002	419,540	152,750	10,000	-0-	685	(5)
Executive Vice President	2001	165,038	138,500	-0-	-0-	685
	2000	139,467	-0-	-0-	-0-	685

William L. Silva	2002	165,907	99,000	10000	-0-	558	(6)
Executive Vice President	2001	218,999	106,000	-0-	-0-	558
	2000	189,250	-0-	-0-	-0-	558

John L. Enticknap	2002	171,875	25,000	10,000	-0-	600	(7)
Executive Vice President	2001	177,907	-0-	10,000	-0-	600
	2000	122,120	62,500	-0-	-0-	600

Wayne J. Lovett	2002	174,900	25,000	10,000	-0-	600	(8)
Executive Vice President	2001	167,519	-0-	10,000	-0-	600
	2000	157,360	50,000	-0-	-0-	600

(1)	The period July 1, 1999 through June 30, 2000 is referred to as Fiscal Year 2000; period July 1, 2000 through June 30, 2001 is referred to as Fiscal Year 2001; and the period July 1, 2001 through June 30, 2002 is referred to Fiscal Year 2002.

(2)	Includes and has been restated to include loan forgiveness with respect to Mercury financed purchases of Common Stock.

(3)	Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $680, respectively.

(4)	Mr. Ajer resigned from Mercury in February 2002. Table includes $265,000 severance payment made in connection with his separation .

(5)	Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $385, respectively.

(6)	Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $258, respectively.

(7)	Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $300, respectively.

(8)	Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $300, respectively.

Stock Options

The following table sets forth information concerning options granted to the named executive officers who were granted options during fiscal 2002:

OPTION GRANTS IN THE LAST FISCAL YEAR

						Potential Realizable
						Value at Assumed
						Annual Rates of
	Number of		% of Total			Stock Price
	Securities		Options			Appreciation for
	Underlying		Granted to	Exercise or		Option Term(1)
	Options		Employees in	Base Price	Expiration
Name	Granted(#)		2002	($/SH)(2)	Date	5%($)	10%($)

Joseph A. Czyzyk	250,000	(3)	50%	5.45	11/7/11	151,710	398,435

William S. Silva	10,000	(4)	2%	5.45	11/7/11	34,275	96,025

John L. Enticknap	10,000	(5)	2%	5.45	11/7/11	34,275	96,025

Wayne J. Lovett	10,000	(6)	2%	5.45	11/7/11	34,275	96,025

Randolph E. Ajer	10,000	(7)	2%	5.45	11/7/11	34,275	96,025

(1)	These amounts represent the hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon the per-share market price on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(2)	The Company granted options at an exercise price equal to the fair market value of its Common Stock on the date of grant, as determined by the most recent closing share price of the Company’s Common Stock prior to the Compensation Committee or Board of Directors meeting at which the grant is made, as reported on AMEX.

(3)	The options granted are subject to the Company’s 2001 Stock Incentive Plan and are subject to the terms and conditions of such plan. The options vested and became exercisable on November 7, 2002.

(4)	The options granted are subject to the Company’s 2001 Stock Incentive Plan and are subject to the terms and conditions of such plan. The options vested and became exercisable on November 7, 2002.

(5)	The options granted are subject to the Company’s 2001 Stock Incentive Plan and are subject to the terms and conditions of such plan. The options vested and became exercisable on November 7, 2002.

(6)	The options granted are subject to the Company’s 2001 Stock Incentive Plan and are subject to the terms and conditions of such plan. The options vested and became exercisable on November 7, 2002.

(7)	The options granted are subject to the Company’s 2001 Stock Incentive Plan and are subject to the terms and conditions of such plan. The options vested and became exercisable on November 7, 2002.

     The following table sets forth information regarding option exercises during fiscal 2002, as well as the number and total of in-the-money options at June 30, 2002, for each of the named executive officers:

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES (1)

			Number of	Unexercised In-The-
			Unexercised Options at	Money Options at
	Shares		Fiscal Year-End(#)	Fiscal Year-End($)(3)(4)
Acquired on
Name	Exercise(#)	Value Realized($)(2)(3)	Exercisable/Unexercisable	Exercisable/Unexercisable

Joseph A. Czyzyk	-0-	-0-	281,460/-0-	0/-0-
Randolph E. Ajer	23,750	70,300	-0-/-0-	0/-0-
William L. Silva	-0-	-0-	47,812/-0-	88,013/-0-
John Enticknap	-0-	-0-	32,500/-0-	0/-0-
Wayne J. Lovett	-0-	-0-	30,000/-0-	0/-0-

(1)	As adjusted to effect stock dividends and stock splits since date of issuance.

(2)	In accordance with the rules of the Securities and Exchange Commission, the amounts set forth in the “Value Realized” column of this table are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock on the exercise date. The amounts reported thus reflect the increase in the price of the Common Stock from the option grant date to the option exercise date, but do not necessarily reflect actual proceeds received upon option exercises.

(3)	For purposes of this table, fair market value is deemed to be the average of the high and low Common Stock price reported by the American Stock Exchange Composite Transactions on the date indicated.

(4)	Based upon a fair market value of $4.58 per share at June 30, 2002.

Employment Agreements

     Dr. Fagan has an employment agreement with Mercury dated as of August 22, 2000 pursuant to which Mercury employed him as Chairman of the Board for a three year period with automatic one year extensions at the end of each year until either party terminates the agreement in writing prior to such renewal. Under the employment agreement, Dr. Fagan’s annual compensation is $350,000 per year ,which at his direction, is paid to CFK Partners.

     Mr. Czyzyk entered into an amended and restated employment agreement with Mercury as of May 22, 2002 pursuant to which Mercury will continue to employ him as its President/Chief Operating Officer, for a term ending on November 15, 2005, subject to automatic one-year extensions each successive November 15, unless either party gives 30 days’ notice of non-renewal. As of the date hereof, neither Mr. Czyzyk nor Mercury has given notice of non-renewal.

Mr. Czyzyk assumed the position of Chief Executive Officer in December 1998. The agreement further provides for the continued nomination of Mr. Czyzyk to the Board of Directors of Mercury, so long as Mr. Czyzyk continues to serve as President/Chief Executive Officer.

     Mr. Czyzyk's annual salary under the agreement is $520,000 of which, Mr. Czyzyk elected to receive $132,000 through his wholly owned corporation, Transportation Logistics, Inc., a California corporation, pursuant to a year to year consulting agreement dated as of January 1, 2002. In addition, Mr. Czyzyk receives compensation relating to services rendered to MercFuel, Inc., a wholly-owned subsidiary of the Company in the amount of $150,000 per year. Mr. Czyzyk is eligible to receive a bonus equal to: (i) 25% of his base compensation to the extent that Mercury’s operating income on a consolidated basis minus sales and general administrative expense and depreciation (EBIT) for the most recently completed fiscal year exceeds the average of EBIT for the prior three fiscal years; and (ii) 4.166 % of the amount by which EBIT for the most recently completed fiscal year exceeds the average of EBIT for the prior three fiscal years. Under the agreement, Mr. Czyzyk is eligible to participate in the 2002 Management Stock Purchase Plan, wherein he can purchase up to 387,650 shares of Mercury common stock from CFK Partners a price of $7.50 per share, such purchase to be funded by Mercury. Mr. Czyzyk elected to participated in the 2002 Management Stock Purchase Plan, and purchased 387,650 shares of Mercury common stock, thereunder. Mr. Czyzyk’s obligations to repay Mercury are forgiven rateably over a 10-year period, provided Mr. Czyzyk remains employed by Mercury during such period. Mr. Czyzyk shall have no obligation to repay Mercury if he remains employed by Mercury after March 1, 2012, or in the event of a takeover of the Company by parties unrelated to the existing Board of Directors.

     In the event Mr. Czyzyk’s employment is terminated for cause, Mr. Czyzyk will not be entitled to receive or be paid a bonus. In the event Mr. Czyzyk’s employment is terminated without cause, Mercury will be obligated to pay Mr. Czyzyk the base compensation that would otherwise be paid to him over the remaining term of the agreement, and a bonus for the fiscal year of termination in an amount which would otherwise be paid to him prorated over the days Mr. Czyzyk was employed by Mercury during the fiscal year of termination. “Cause” is defined in the employment agreement as misappropriation of corporate funds, negligence, Mr. Czyzyk’s voluntary abandonment of his job (other than following a Change in Control) or a breach of the employment agreement. In the event of Mr. Czyzyk’s death, Mr. Czyzyk’s estate or beneficiary will be entitled to receive the death benefits of a $10,000,000 insurance policy, but all other obligations under his employment agreement will terminate and Mercury’s only obligation will be to pay Mr. Czyzyk or his estate all accrued salary through the end of the month of his death. In the event of Mr. Czyzyk’s disability for a period of more than six (6) weeks, Mr. Czyzyk’s base salary will be reduced by 50% during the period of disability. If Mr. Czyzyk is disabled for a period of more than 12 months, Mercury will be obligated to pay Mr. Czyzyk the same amount that would have been paid to Mr. Czyzyk if his employment was terminated without cause, except that all amounts paid to Mr. Czyzyk under any long-term disability insurance policy maintained by Mercury will be credited as if paid by Mercury to Mr. Czyzyk and after giving effect to any federal or state income tax savings resulting from the payment under a disability policy (as opposed to taxable salary). The employment agreement further provides that Mr. Czyzyk may terminate his employment following a “Change in Control”, in which event Mr. Czyzyk will be entitled to be paid the entire balance of his base compensation remaining to be paid to Mr. Czyzyk over the remaining term of the agreement. The agreement provides for a five-year post-employment, non-competition covenant.

     Mr. Lovett entered into an employment agreement with Mercury dated May 22, 2002 pursuant to which Mercury will employ him as Executive Vice President, Corporate Secretary and General Counsel for a term ending on May 22, 2005, subject to automatic one-year extensions each successive May 22, unless either party gives 30 days’ notice of non-renewal. Under the employment agreement, Mr. Lovett’s annual compensation is $179,000. Under the agreement, Mr. Lovett is eligible to participate in the 2002 Management Stock Purchase Plan, wherein he can purchase up to 31,896 shares of Mercury common stock from CFK Partners a price of $7.50 per share, such purchase to be funded by the Mercury. Mr. Lovett elected to participated in the 2002 Management Stock Purchase Plan, and purchased 31,896 shares of Mercury common stock. Mr. Lovett’s obligations to repay Mercury are forgiven over a 10-year period, provided Mr. Lovett, remains employed by Mercury during such period. Mr. Lovett shall have no obligation to repay Mercury if he remains employed by Mercury after March 1, 2012 or in the event of a takeover of the Company by parties unrelated to the existing Board of Directors.

     In the event Mr. Lovett’s employment is terminated for cause, or in the event of the death or disability of Mr. Lovett, all rights of Mr. Lovett under his employment agreement will cease. In the event Mr. Lovett’s employment is terminated without cause, Mercury will be obligated to pay Mr. Lovett the lesser of one year’s base compensation or the base compensation that would otherwise be paid to him over the remaining term of the agreement, with a minimum of six

(6) months base compensation. “Cause” is defined in the employment agreement as misappropriation of corporate funds, negligence, Mr. Lovett’s voluntary abandonment of his job (other than following a Change in Control) or a breach of the employment agreement. The employment agreement further provides that Mr. Lovett may terminate his employment following a “Change in Control”, in which event Mr. Lovett will be entitled to be paid the lesser of one year’s base compensation or the entire balance of his base compensation remaining to be paid to Mr. Lovett over the remaining term of the agreement. The agreement provides for a six-month post-employment, non-competition covenant.

     Mr. Enticknap entered into an employment agreement with Mercury dated May 22, 2002 pursuant to which Mercury will employ him as Executive Vice President of Mercury and Chief Operating Officer of Mercury Air Centers, for a term ending on May 22, 2005, subject to automatic one-year extensions each successive May 22, unless either party gives 30 days’ notice of non-renewal. Under the employment agreement, Mr. Enticknap’s annual compensation is $181,500. Under the agreement, Mr. Enticknap is eligible to participate in the 2002 Management Stock Purchase, wherein he can purchase up to 30,000 shares of Mercury common stock from CFK Partners a price of $7.50 per share, such purchase to be funded by Mercury. Mr. Enticknap elected to participated in the 2002 Management Stock Purchase Plan, and purchased 30,000 shares of Mercury common stock. Mr. Enticknap’s obligations to repay Mercury are forgiven over a 8-year period, provided Mr. Enticknap, remains employed by Mercury during such period Mr. Enticknap shall have no obligation to repay Mercury if he remains employed by Mercury after March 1, 2010 or in the event of a takeover of the Company by parties unrelated to the existing Board of Directors.

     In the event Mr. Enticknap’s employment is terminated for cause, or in the event of the death or disability of Mr. Enticknap, all rights of Mr. Enticknap under the Agreement will cease. In the event Mr. Enticknap’s employment is terminated without cause, Mercury will be obligated to pay Mr. Enticknap the lesser of one year’s base compensation or the base compensation that would otherwise be paid to him over the remaining term of the agreement, with a minimum of six (6) months base compensation. “Cause” is defined in the employment agreement as misappropriation of corporate funds, negligence, Mr. Enticknap’s voluntary abandonment of his job (other than following a Change in Control) or a breach of the employment agreement. The employment agreement further provides that Mr. Enticknap may terminate his employment following a “Change in Control”, in which event Mr. Enticknap will be entitled to be paid the lesser of one year’s base compensation or the entire balance of his base compensation remaining to be paid to Mr. Enticknap over the remaining term of the agreement. The agreement provides for a six-month post-employment, non-competition covenant.

Certain Transactions

     Pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated August 9, 1993 between Mercury, SK Acquisition, Inc., a Delaware corporation wholly owned by Seymour Kahn (“SKAI”) and William L. Silva, SKAI sold 151,250 shares of Common Stock to Mr. Silva at a price of $1.98 per share (as adjusted to reflect stock splits and dividends since the date of the transaction), with Mr. Silva paying a total purchase price of $300,000. On August 9, 1993, the closing price of the Common Stock on the American Stock Exchange was $2.06 per share, as adjusted. Mr. Silva paid $30,000 cash at the closing of his purchase, and agreed to pay the remaining $270,000 over a period of five years from the date of purchase, together with interest at the rate of 10% per annum on the outstanding balance. SKAI advanced the purchase price pursuant to a non-recourse loan, secured by a first security interest in the Common Stock sold to Mr. Silva which has expired by its terms. Mr. Silva also gave SKAI an irrevocable proxy to vote the Common Stock purchased by him for all purposes until June 30, 2000.

     As part of the Stock Purchase Agreement, Mercury agreed to loan the principal balance of the unpaid purchase price to Mr. Silva during the five-year payment period as each payment was required to be made to SKAI on March 1, June 1, September 1 and December 1 of each year until payment in full on December 1, 1998. Such loan was non-recourse, bears no interest, and was secured by a second security interest in the purchased stock. Mr. Silva paid his own interest on the balance of the purchase price due SKAI from personal funds. Commencing January 1, 1997, and annually thereafter, if he remains employed by Mercury, one-fifth of Mr. Silva’s loan will be forgiven. Since, Mr. Silva remained employed by Mercury through January 1, 2001, his loans have been forgiven in full and his shares of Common Stock are now owned without any further lien in favor of Mercury.

     During fiscal 2002, Mercury loaned Mr. Silva $17,523 which was used to pay withholding taxes associated with the loan forgiveness ($54,000) under the Stock Purchase Agreement. Such loan bears no interest and was repaid with Mr. Silva’s year-end bonus.

     Mercury has Indemnity Agreements with each of its directors and executive officers which require Mercury, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Mercury, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them. In order to be entitled to indemnification, the executive officer or director must have acted in a manner reasonably believed to be in, or not opposed to, the best interests of Mercury and, with respect to a criminal matter, in a manner which he had no reason to believe was illegal.

Compensation of Directors

     During fiscal 2002, directors who were not employees of the Company were paid an annual minimum of $15,000 in fees paid in advance on the annual meeting date, $1,000 per meeting and $500 per telephonic meeting paid in arrears after each meeting. Directors were also reimbursed for their travel, meals, lodging and out-of-pocket expenses incurred in connection with attending Board meetings.

Compensation Committee Interlocks and Insider Participation

     During Fiscal 2002, the Company’s Compensation Committee consisted of Messrs. Bowling, Kouzmine, Kopko, and Feracota. Mr. Janowiak joined the Company’s Compensation Committee in September 2002.

     In January 2002, the Company sold land and building which comprise its corporate headquarters to CFK Realty Partners, LLC (“CFK Partners”), a limited liability company beneficially owned by Messrs. Czyzyk, Fagan and Kopko, for $4.2 million, consisting of $2.8 million cash and a note receivable of $1.4 million. The note receivable accrues interest at 5% and is due on December 31, 2005. Concurrently, the Company also entered into a ten-year lease for the property which provides for base monthly rental payments in the amount of $36,664. In August 2002, the Company expended approximately $275,000 to renovate its corporate headquarters, which it will amortize over the term of the lease.

     During fiscal 2002 and continuing through fiscal 2003, the law firm of McBreen & Kopko, of which Mr. Kopko is a partner, has been providing legal services to the Company at its standard billing rates. The Company paid $785,000, during fiscal 2002 to McBreen & Kopko related to legal services. Frederick H. Kopko. Jr. a partner of McBreen & Kopko, is a member of the Company’s board of directors. In addition, Mr. Kopko, is a partner in CFK Partners, the Company’s largest stockholder.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

     This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     Under the rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company’s Chief Executive Officer, Mr. Czyzyk, and the Company’s other executive officers, Messrs. Silva, Enticknap, and Lovett. The disclosure requirements for the named executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

Compensation Philosophy

     This report reflects the Company’s compensation philosophy as endorsed by the Compensation Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Compensation Committee approves salary and bonus amounts, other award levels and benefits for all executive officers of the Company and is responsible for administering the Company’s non-cash compensation plans, including stock option and stock purchase arrangements.

     The executive compensation programs of the Company have been designed to:

•	Embody a pay for performance policy where compensation amounts are affected by corporate, operating unit and individual performance as measured by earnings and selective personal objectives;

•	Motivate key senior executives to achieve strategic business initiatives and reward them for their achievements;

•	Provide compensation opportunities which are, in the judgment of the Compensation Committee, comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are critical to the Company’s long-term success; and

•	Align the interest of executives with long-term interests of the stockholders through Common Stock ownership and stock option programs.

Compensation Mechanisms

     At present, the executive compensation program is comprised of salary, annual cash bonus programs, long-term incentive opportunities in the form of Company financed stock ownership opportunities and stock options and other benefits typically provided to executives by major corporations.

     Executive officer salaries are determined based on individual performance, position, tenure, salary history, internal comparability considerations and in some instances the results of arm’s length negotiations in connection with the start-up of a new operating unit. In determining salaries, the Compensation Committee uses surveys and the personal knowledge of its members regarding compensation levels for similar positions at other companies generally. During fiscal 2002, the Compensation Committee obtained salary surveys from WYATT Data Services and ExecPay.Com, Inc. to determine salaries at comparable companies. For each executive officer with operational responsibilities, a significant portion of total compensation is a bonus based on the earnings of the Company or the specific operating unit for which he has profit and loss statement responsibility. As a result, an executive officer’s compensation can vary substantially from year-to-year based on the Company’s or a specific operating unit’s earnings performance. For fiscal 2002, the bonus for executive officers with operating unit responsibility was principally based on an individual’s success in exceeding the budgeted earnings for his operating unit. For a number of years through Fiscal 2002 there have been several bonus programs in existence whereby selected executives were considered for annual cash awards. Beginning on July 2002 (Fiscal 2003), a single executive compensation program was implemented with the approval of the Compensation Committee. This new program provide the opportunity for key executives and managers to earn a predetermined potential cash bonus based on achieving certain financial and personal objectives. These objectives are agreed to at the beginning of each fiscal year.

     Each of the Company’s executive officers may also be compensated in part through Company financed common stock ownership and stock options. The Company currently has in place the 1990 Long-Term Incentive Plan, the 1998 Long-Term Incentive Stock Option Plan, and the 2001 Stock Incentive Plan which provides for stock option grants to key employees at the current fair market value on the date of grant. Each of the Company’s executive officers currently holds options granted under the 2001 Stock Incentive Plan, the 1998 Long-Term Incentive Stock Option Plan or 1990 Long-Term Incentive Plan. Option awards to each executive officer have been based on the executive’s level of responsibility, past performance and internal comparability considerations. As part of the executive compensation program cited above and also beginning in Fiscal 2003, a very select number of key executives have been selected to participate in the Company’s stock option program. There are several levels of participation and these executives will receive annual stock options grants if recommended by management and approved by the compensation committee and the Board of Directors.

     The Compensation Committee will continue to support a pay for performance approach for company executives for both short term and long term considerations.

Executive Officers Compensation

     During fiscal 2002 cash bonuses were awarded to the following executives:

Name	Amount

Joseph A. Czyzyk	$235,250
William S. Silva	$99,000
Wayne J. Lovett	$25,000
John Enticknap	$25,000
Randolph E. Ajer	$152,750

     The bonus plan for Mr. Czyzyk was based on exceeding the Company’s average earnings for the prior three years, encouraging Mr. Czyzyk to budget for aggressive growth. Mr. Czyzyk’s future bonuses will now be included as a part of the new executive compensation plan. The Compensation Committee also retains discretion to reward exceptional achievement or correct over-all inequities through discretionary bonuses. The Committee has the discretion to waive the requirement to exceed this average in 2002 if there were extenuating circumstances. There were several external circumstances that were judged by the Committee to be not under the control of the Senior Management and a waiver was granted permitting a bonus award to these individuals in 2002.

     During Fiscal 2002, the Company funded the purchase of 524,546 shares of Mercury Common Stock (“Mercury Stock”) at a price of $7.50 per share for Messrs. Czyzyk, Lovett, Enticknap, Schlax, Antonoff and Coleman was pursuant to the terms and conditions set forth in their employment agreement. The Mercury stock was purchased from CFK Partners, a partnership consisting of Messrs. Czyzyk, Fagan, and Kopko. In addition, the Company financed the purchase of 151,250 shares of Common Stock at $1.98 per share for each of Messrs. Ajer and Czyzyk over a seven-year period ended March 31, 1998 and financed the purchase of 151,250 shares of Common Stock at $1.98 per share by Mr. Silva over a seven-year period ended January 1, 2001. These shares were purchased from SKAI, a corporation wholly-owned by Seymour Kahn, the Company’s former Chairman. In addition to serving as a compensation device, these stock purchase programs were designed to ensure an orderly transition in control of the Company, to avoid excessive dilution and to some degree to maintain internal comparability in officer compensation. As a result of the stock options and company financed stock purchases, each executive officer has a strong incentive to continue his association with the Company and to enhance the value of the Company’s equity securities in the long-term.

     During fiscal 2002, the Compensation Committee approved the option to purchase a total of 280,000 shares of the Company’s stock to Messrs. Czyzyk, Silva, Enticknap and Lovett. In connection with its decisions, the Compensation Committee reviews and considers the written recommendations of its Chief Executive Officer, Joseph A. Czyzyk. As described below, a large portion of Mr. Czyzyk’s compensation is based on the earnings of the Company and he is a significant stockholder of the Company. Accordingly, the Compensation Committee believes that the recommendations are likely to be consistent with the Compensation Committee’s philosophy of encouraging earnings growth and strategic decisions designed to maximize stockholder return.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated individuals. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Because the current compensation levels of the Company’s executive officers are below the $1 million threshold, the Compensation Committee has not determined what steps are required to structure qualifying performance-based compensation and whether or not the required steps would be in the best interest of the Company.

Compensation Committee Members Harold T. Bowling , Chair Sergei Kouzmine Frederick H. Kopko, Jr. Gary Feracota

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during fiscal 2002. Michael H. Janowiak will join the Audit Committee immediately following the Annual Meeting at which time Harold T. Bowling will resign from the Audit Committee. Each member of the Committee (including Messrs. Bowling and Janowiak) is independent in accordance with the listing standards of the American Stock Exchange.

     In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2002 for filing with the Securities and Exchange Commission.

Gary Feracota, Audit Committee Chair Sergei Kouzmine, Audit Committee Member Harold T. Bowling, Committee Member

October 23, 2002

Audit Fees.

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $212,500.

Financial Information Systems Design and Implementation Fees.

The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended June 30, 2002 were zero.

All Other Fees.

The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended June 30, 2002 were $282,857 and included tax services of $234,337.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The graph below compares cumulative total return of Mercury Air Group, Inc., the AMEX Market Value and the S & P Transportation Index.

SECTION 16 DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

INFORMATION RELATING TO THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

     The Company’s independent public accountants for fiscal year 2002 were Deloitte &Touche, LLP and the Board of Directors of the Company has selected Deloitte & Touche, LLP as the Company’s independent public accountants for fiscal year 2003. Deloitte & Touche LLP, has served as the Company’s Independent Auditor since 1987. A representative of Deloitte is expected to be at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so and is also expected to be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company’s Annual Report on Form 10-K to Stockholders for the fiscal year ended June 30, 2002, (the “10-K”), has been mailed to each stockholder of record as of September 19, 2002. Any such stockholder may request copies of the exhibits to the 10-K by mailing such request to Wayne J. Lovett, Secretary, Mercury Air Group, Inc., 5456 McConnell Avenue, Los Angeles, California 90066. Such request must indicate the name of the stockholder, the stockholder’s telephone number, the amount of shares held on September 19, 2002, the specific exhibits requested and the address to which the exhibits are to be sent. The Company reserves the right to charge for its copying expenses before providing any requested exhibits.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholder proposal intended to be presented at the Company’s next annual meeting must be received by Wayne J. Lovett, the Secretary of the Company, at 5456 McConnell Avenue, Los Angeles, California 90066, no later than June 26, 2003 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting.

OTHER MATTERS

     Management knows of no other matter to be presented at the Meeting which are proper subjects for action by the stockholders. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

     The Annual Report on Form 10-K to Stockholders of the Company for the fiscal year ended June 30, 2002 has been mailed to the stockholders of the Company with this Proxy Statement. Except to the extent that portions of such report are specifically referenced in this Proxy Statement, such report is not to be regarded as proxy soliciting material and is not incorporated in this Proxy Statement.

By Order of the Board of Directors

Los Angeles, California October 23, 2002	Wayne J. Lovett Executive Vice President & Secretary

APPENDIX A
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF MERCURY AIR GROUP, INC.

The undersigned, the Chief Executive Office of Mercury Air Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. That the name of the Corporation is Mercury Air Group, Inc.

2. That the Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on October 25, 2000.

3. That a Certificate of Merger was filed with the Delaware Secretary of State on March 1, 2001.

4. That Article III of said Certificate of Incorporation, as amended by the Certificate of Merger, is hereby further amended by adding to the end of the first paragraph, the following:

“Simultaneously with the effective date of this Certificate of Amendment (the “Effective Date”), all shares of Common Stock of the Corporation that are either issued or outstanding or held as treasury shares (collectively “Old Common Stock”) shall be and hereby are automatically combined and reclassified as follows: each one (1) shares of Old Common Stock shall be combined and reclassified (the “Reverse Split”) as 0.50 shares of issued and outstanding New Common Stock (“New Common Stock”); provided that no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder of the Corporation would otherwise be entitled to receive shall be rounded up to the nearest whole share, and further that there be no change in the par value per share of each share of New Common Stock as a result of the Reverse Split.”

That the Corporation shall, through its transfer agent, provide certificates representing the New Common Stock to holders of Old Common Stock in exchange for certificates representing the Old Common Stock. From and after the Effective Date, certificates representing shares of the Old Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock. For all options and warrants issued by the Corporation which are outstanding on the Effective Date, the number of shares into which they are exercisable shall be accordingly reduced and the per share exercise price therefore shall be accordingly increased to account for the Reverse Split.

From and after the Effective Date, the term “New Common Stock” as used in this Article III shall mean Common Stock as provided in the Certificate of Incorporation.”

5. The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation’s By-Laws at a meeting of the Board of Directors of the Corporation.

6. At the Annual Meeting of the Stockholders of the Corporation held on November 19, 2002, duly called and held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

7. This amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

The undersigned, being the Chief Executive Office of the Corporation, for purposes of amending its Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, acknowledges that it is his act and deed and that the facts stated herein are true, and has signed this instrument on [   ].

MERCURY AIR GROUP, INC.

By:

Name: Joseph A. Czyzyk Title: Chief Executive Officer

Appendix “A”

MERCURY AIR GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 19, 2002

     The undersigned shareholder of Mercury Air Group, Inc., a Delaware corporation (the “Company”), acting under the Delaware General Corporation law, hereby constitutes and appoints Joseph A. Czyzyk and Wayne J. Lovett, and each of them the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on November 19, 2002 at 9:00 a.m., Pacific Standard Time, at the Manhattan Beach Marriott located at 1400 Parkview Ave., Manhattan Beach, CA 90266 and at any adjournments thereof, and in connection therewith to vote and represent all of the shares of Common Stock of the Company which the undersigned would be entitled to vote, as specified on the reverse side.

     Said attorney and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Meeting and hereby ratifies and confirms that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to matters incident to the solicitation of this Proxy; and with respect to the election of any person as a director if a bona fide nominee for that office is named in the Proxy Statement and such nominee is unable to serve or for good cause will not serve.

Important — Please sign on the Other Side

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
MERCURY AIR GROUP, INC.

November 19, 2002

ê  Please Detach and Mail in the Envelope Provided ê

A	☒	Please mark your vote as in this example.

1.	To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.	FOR all nominees (except as marked to the contrary below). ☐	WITHHOLD AUTHORITY to vote for all nominees ☐

Nominees:
Philip J. Fagan, Jr., M.D. Joseph A. Czyzyk Fredrick H. Kopko, Jr. Gary J. Feracota Sergei Kouzmine Michael H. Janowiak

Instruction: To withhold authority to vote for any nominee, write that nominee’s name in the space provided.

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to Article III of our Certificate of Incorporation to effect a one-for-two reverse split of our outstanding common stock.	☐	☐	☐

3.	To approve an amendment to Article III of our Certificate of Incorporation to increase the number of authorized shares of our common stock from 18,000,000 to 30,000,000 and to increase the number of authorized shares of our preferred stock from 3,000,000 to 10,000,000.	☐	☐	☐

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

A majority of the named proxies present at the Meeting, either in person or by substitute (or if only one thereof shall be present and act, then that one), shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned below. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY FOR THE NOMINEES AND PROPOSALS NAMED ABOVE.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of the Company’s Annual Report to Shareholders for the year ended June 30, 2002.

Check here if you plan to attend the Meeting. ☐

Shareholder’s Signature(s)	DATE

IMPORTANT. Sign your name or names on the signature line in the same way it is stenciled on this proxy.